Exhibit 99.1

For immediate release	February 14, 2024

Crown Crafts Announces Financial Results for Third Quarter Fiscal 2024

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the third quarter fiscal year 2024, which ended December 31, 2023.

Third Quarter Summary

●	Net sales of $23.8 million, an increase of 25.2% from the prior-year quarter

●	Gross profit as a percentage of net sales of 27.0%, up from 23.7% in the third quarter of fiscal 2023

●	Net income of $1.7 million, or $0.17 per diluted share, compared to $1.3 million or $0.13 per diluted share in the prior-year quarter

●	Declared quarterly dividend of $0.08 per share of Series A common stock

“Our third quarter fiscal 2024 results reflect the contribution of Manhattan Toy and the steps we have implemented to achieve operating efficiencies and expand our toy offerings and customer base,” said Olivia W. Elliott, President and Chief Executive Officer. “Overall, the consumer continues to be impacted by the ongoing inflationary pressures which has reduced their discretionary income and overall purchasing power. Going forward, we remain focused on delivering top and bottom-line performance while positioning our brands for growth as conditions improve.”

Third Quarter and Nine-Month Fiscal 2024 Results

Net sales for the third quarter of fiscal year 2024 were $23.8 million, compared to $19.0 million in the prior-year quarter. Gross profit as a percentage of net sales was 27.0% versus 23.7% in the third quarter of 2023. Net income was $1.7 million, or $0.17 per diluted share, compared with $1.3 million, or $0.13 per diluted share in the prior-year quarter.

Net sales for the first nine months of fiscal 2024 were $65.1 million, compared with $53.4 million in the prior-year period. Gross profit was 27.3% of net sales for the first nine months of fiscal 2024, as compared with 28.3% in the prior-year period. Net income for the first nine months of fiscal 2024 was $3.9 million, or $0.38 per diluted share, compared with $4.8 million, or $0.48 per diluted share, in the prior-year period.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on April 5, 2024 to stockholders of record at the close of business on March 15, 2024.

Conference Call

The Company will host a teleconference today at 8:00 a.m. Central Standard Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to join the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. Central Standard Time on May 14, 2024. To access the replay, dial (412) 317-0088 and enter replay access code 3590233.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs, toys and disposable products. The Company operates through its four wholly owned subsidiaries, NoJo Baby & Kids, Inc., Sassy Baby, Inc., Manhattan Group, LLC and Manhattan Toy Europe Limited, which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores. For more information, visit the Company’s website at www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Craig J. Demarest

Vice President and Chief Financial Officer

(225) 647-9118

cdemarest@crowncrafts.com

Investor Relations:

Three Part Advisors
Steven Hooser, Partner, or John Beisler, Managing Director
(817) 310-8776

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share amounts

(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended
	December 31, 2023	January 1, 2023	December 31, 2023	January 1, 2023
Net sales	$23,801	$19,004	$65,053	$53,440
Gross profit	6,434	4,506	17,772	15,105
Gross profit percentage	27.0%	23.7%	27.3%	28.3%
Marketing and administrative expenses	4,107	2,742	12,189	8,891
Income from operations	2,327	1,764	5,583	6,214
Income before income tax expense	2,194	1,768	5,072	6,379
Income tax expense	492	420	1,182	1,557
Net income	1,702	1,348	3,890	4,822
Basic and diluted earnings per share	$0.17	$0.13	$0.38	$0.48

Weighted Average Shares Outstanding:
Basic	10,241	10,118	10,198	10,096
Diluted	10,241	10,133	10,200	10,116

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	(Unaudited)
	December 31, 2023	April 2, 2023
Cash and cash equivalents	$683	$1,742
Accounts receivable, net of allowances	22,044	22,808
Inventories	34,935	34,211
Total current assets	60,406	60,375
Operating lease right of use assets	15,813	17,305
Finite-lived intangible assets - net	3,022	3,473
Goodwill	7,874	7,912
Total assets	$89,304	$90,972

Total current liabilities	14,630	13,057
Long-term debt	10,014	12,674
Operating lease liabilities, noncurrent	13,056	14,889

Shareholders’ equity	51,225	49,214
Total liabilities and shareholders’ equity	$89,304	$90,972